Exhibit 99.1

Atheros Announces Financial Results for Q1 2008

Twelfth Consecutive Quarter of Revenue Growth

Santa Clara, Calif. – April 28, 2008 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless and wired network communications solutions, today announced financial results for its first quarter ended March 31, 2008.

Revenue in the first quarter was a record $114.5 million, compared with $114.3 million reported in the fourth quarter of 2007 and $95.5 million reported in the first quarter of 2007.

In accordance with U.S. generally accepted accounting principles (GAAP), the company recorded first quarter net income of $3.4 million or $0.06 per diluted share. This compares with GAAP net income of $13.4 million or $0.22 per diluted share in the fourth quarter of 2007. Net income in the first quarter of 2007 was $7.6 million or $0.13 per diluted share. Total cash, cash equivalents and marketable securities were $255.6 million at March 31, 2008, up $5.6 million from the prior quarter.

Atheros reports gross margins, operating expenses, operating income, net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income excludes, where applicable, the effect of stock-based compensation, amortization of acquired intangible assets and acquisition related charges, the other-than-temporary impairment of long-term investments and the tax impact of these excluded items. A reconciliation of preliminary GAAP to non-GAAP net income, as well as a description of items excluded in the calculation of non-GAAP net income is presented in the financial statements portion of this release.

Non-GAAP gross margins in the first quarter were 51.2 percent, compared with 52.3 percent in the fourth quarter of 2007 and 48.0 percent in the first quarter of 2007. Non-GAAP operating income was 15.3 percent of revenue, compared with 19.0 percent in the fourth quarter of 2007 and 14.5 percent in the first quarter of 2007.

Non-GAAP net income in the first quarter was $17.2 million or $0.28 per diluted share, compared with $21.4 million or $0.36 per diluted share in the fourth quarter of 2007 and $13.6 million or $0.23 per diluted share in the first quarter of 2007.

“We are pleased to report our twelfth consecutive quarter of revenue growth. Revenue from our networking customers was particularly strong in the first quarter, due primarily to the continued adoption of our 802.11n WLAN products by retail and carrier customers,” said Craig Barratt, president and CEO.

“Revenue from our consumer business grew significantly in the first quarter, as we recorded initial revenue from our ROCm® GPS products. We continue diversifying our revenue sources and expanding our customer base in a variety of markets,” Dr. Barratt said.

“Today we announced a new member of our ROCm family of GPS solutions, a hardware and software GPS combination that targets mobile phones, Personal Navigation Devices (PNDs) and Personal Media Players (PMPs). This solution consists of our second-generation, single-chip GPS receiver, the AR1511, and companion ORION 3.0 software suite, providing leading performance and features for our customers,” he said.

Recent Atheros Highlights:

•	April 28 – Atheros Enhances GPS User Experience with Advanced Navigation and Low Power in Handsets, PNDs and PMPs

•	April 8 - Atheros Announces Christine King as New Board Member

•	April 8 - Wi-Fi Alliance® Welcomes Atheros Communications as New Sponsor Member

•	March 17 – Infineon and Atheros Announce Lowest-Cost Mobile Phone Platform for Internet-Based Telephony

•	Feb 11 - Atheros Brings Wireless Connectivity to Next-Generation Entertainment-Rich Smartphones

•	Feb 6 - Atheros ROCm Technology Provides Wi-Fi Connectivity in Z-Com’s Wireless VoIP Phones

Conference Call

Atheros will broadcast its first quarter financial results conference call today, Monday, April 28, 2008 at 2 p.m. Pacific time (5 p.m. Eastern time).

To listen to the call, please dial (210) 234-0000 approximately 10 minutes prior to the start time. The pass code is Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-3489.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros website at http://www.atheros.com. Please access the website approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the web site for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless and wired communications products. Atheros combines its wireless and networking systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufactured on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is used by a broad base of leading customers, including personal computer, networking equipment and consumer device manufacturers. For more information, please visit www.atheros.com or send email to info@atheros.com.

NOTE: Atheros, the Atheros logo and ROCm are trademarks of Atheros Communications, Inc.

Note on Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including the anticipated continued diversification of our revenue sources and expansion of our customer base, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to the impacts of competition, technological advances; general economic conditions; difficulties in the development of new products and technologies; whether Atheros is successful in marketing and selling its products; and other risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

ATHEROS COMMUNICATIONS, INC.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Net revenue	$114,518	$95,518
Cost of goods sold	56,462	49,916

Gross profit	58,056	45,602
Operating expenses:
Research and development	30,054	23,606
Sales and marketing	11,942	8,422
General and administrative	5,994	4,727
Amortization of acquired intangible assets	3,409	1,779

Total operating expenses	51,399	38,534
Income from operations	6,657	7,068
Interest income, net	2,420	2,492
Impairment of long-term investments	(5,070)	—
Provision for income taxes	(590)	(1,961)

Net income	$3,417	$7,599

Basic earnings per share	$0.06	$0.14

Diluted earnings per share	$0.06	$0.13

Shares used in computing basic earnings per share	58,909	54,681

Shares used in computing diluted earnings per share	61,448	58,310

ATHEROS COMMUNICATIONS, INC.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$230,187	$219,544
Accounts receivable, net	72,279	58,002
Inventory	37,589	35,497
Deferred income taxes and other current assets	17,107	16,084

Total current assets	357,162	329,127
Property and equipment, net	14,108	13,492
Long-term investments	27,383	30,453
Goodwill and acquired intangible assets	132,846	136,125
Deferred income taxes and other assets	13,894	12,940

	$545,393	$522,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$87,312	$76,844
Deferred income taxes and other long-term liabilities	44,227	43,836
Stockholders’ equity	413,854	401,457

	$545,393	$522,137

ATHEROS COMMUNICATIONS, INC.

RECONCILIATION OF PRELIMINARY GAAP TO NON-GAAP NET INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
GAAP net income	$3,417	$7,599
Stock-based compensation:
Cost of goods sold	152	125
Research and development	3,709	2,996
Sales and marketing	1,792	1,041
General and administrative	999	698

Total stock-based compensation	6,652	4,860
Acquisition related charges:
Amortization of acquired intangible assets	3,409	1,779
Other acquisition related charges	791	159
Impairment of long-term investments	5,070	—
Net tax effect of non-GAAP adjustments	(2,155)	(785)

Non-GAAP net income	$17,184	$13,612

Shares used in computing non-GAAP basic earnings per share
	58,909	54,681

Shares used in computing non-GAAP diluted earnings per share
	61,448	58,310

Non-GAAP basic earnings per share	$0.29	$0.25

Non-GAAP diluted net income per share	$0.28	$0.23

ATHEROS COMMUNICATIONS, INC.

RECONCILIATION OF PRELIMINARY GAAP TO NON-GAAP FINANCIAL MEASURES

To supplement our unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (or “GAAP”), the Company discloses certain non-GAAP financial measures, including non-GAAP gross profit, operating expenses, operating income and net income. These supplemental measures exclude stock-based compensation, acquisition-related charges, other-than-temporary impairments of long-term marketable securities and any tax detriment or benefit between the income tax expense with and without the non-GAAP measures. These non-GAAP measures are not in accordance with, nor serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent charges and gains that are primarily driven by discrete events that we do not consider to be directly related to core operating performance. We use non-GAAP measures to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using these non-GAAP measures. Also, when evaluating potential acquisitions, we primarily consider the impact of the target’s performance and valuation on our non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results reviewed by management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by offering:

•	more meaningful comparability of our on-going operating results;

•	the ability to better identify trends in our underlying business; and

•	a way to compare our operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity awards granted to our workforce. Our stock incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective as of January 1, 2006. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards is excluded from non-GAAP net income. These non-cash charges are not factored into our internal evaluation of net income as we believe their inclusion would hinder our ability to assess core operational performance.

Acquisition-related charges include the amortization of acquired intangible assets primarily consisting of acquired technology, customer relationships, covenants not to compete, step-up of inventory to its estimated fair value, backlog and cash earn outs. These charges are not factored into our evaluation of potential acquisitions, or of our performance after completion of acquisitions, because they are generally non-cash and are not related to our core operating performance, and the frequency and amount of such charges vary significantly based on the timing and magnitude of our acquisition transactions, the then fair market value of our common stock and the maturities of the businesses being acquired.

ATHEROS COMMUNICATIONS, INC.

RECONCILIATION OF PRELIMINARY GAAP TO NON-GAAP FINANCIAL MEASURES

Impairment of long-term investments relates to the other-than-temporary, non-operating write down of our investments in auction-rate securities, rated AA and AAA at the date of purchase. The liquidity and fair value of these securities has been impacted by the uncertainty in the credit markets and the exposure of these securities to the financial condition of bond insurance companies. While we have received all interest payments due on these instruments on a timely basis, we have determined that these assets have been other-than-temporarily impaired and therefore they were written down to their estimated fair values. These charges are not factored into our internal evaluation of net income as we believe they are non-operating charges that do not impact our core operating performance.

Adjustment for taxes relates to the tax effect of various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure of non-GAAP net income. We believe that these adjustments provide us with the ability to more clearly view trends in our core operating performance.

ATHEROS COMMUNICATIONS, INC.

RECONCILIATION OF PRELIMINARY GAAP TO NON-GAAP FINANCIAL MEASURES

Reconciliations of non-GAAP measures disclosed in this press release are set forth below (in thousands, except percentages):

	Three Months Ended
	March 31,
	2008	2007
GAAP gross profit	$58,056	$45,602
Amortization of acquisition-related step-up value of inventory	451	159
Stock -based compensation	152	125

Non-GAAP gross profit	$58,659	$45,886

GAAP gross profit as a % of revenue	50.7%	47.7%
Amortization of acquisition related step-up value of inventory	0.4%	0.2%
Stock -based compensation	0.1%	0.1%

Non-GAAP gross profit as a % of revenue	51.2%	48.0%

GAAP operating expenses	$51,399	$38,534
Stock- based compensation	(6,500)	(4,735)
Acquisition-related deferred compensation	(340)	—
Amortization of acquired intangible assets	(3,409)	(1,779)

Non-GAAP operating expenses	$41,150	$32,020

GAAP income from operations	$6,657	$7,068
Amortization of acquisition-related step- up value of inventory	451	159
Stock-based compensation	6,652	4,860
Acquisition-related deferred compensation	340	—
Amortization of acquired intangible assets	3,409	1,779

Non-GAAP income from operations	$17,509	$13,866

GAAP income from operations as a % of revenue	5.8%	7.4%
Amortization of acquisition-related step- up value of inventory	0.4%	0.1%
Stock-based compensation	5.8%	5.1%
Acquisition-related deferred compensation	0.3%	—%
Amortization of acquired intangible assets	3.0%	1.9%

Non-GAAP income from operations	15.3%	14.5%